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                                                                    EXHIBIT 3(i)

                           CERTIFICATE OF AMENDMENT OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              CMI INDUSTRIES, INC.


                     Pursuant to Sections 242 and 228 of the
                General Corporation Law of the State of Delaware



      CMI INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware, for the purpose of amending its Amended and Restated Certificate of Incorporation, hereby certifies as follows:

      FIRST: The name of the corporation is CMI INDUSTRIES, INC. (the "Corporation"). The Corporation was originally organized under the name of "CMI Holdings, Inc." under the General Corporation Law of the State of Delaware by filing a Certificate of Incorporation with the Secretary of State on November 10, 1986;

      SECOND: That the Corporation's Amended and Restated Certificate of Incorporation be amended as follows:


            RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting the Articles numbered "Article IV," "Article V" and "Article VI" in their entirety and replacing such deleted Articles with the following new Article IV, Article V and Article VII, respectively:

                                   ARTICLE IV
                                  Capital Stock

            (a) Designation. The aggregate number of shares of capital stock which the Corporation has authority to issue is 2,100,001 shares, which shall consist of 2,100,000 shares of common stock, $1.00 par value per share ("Common Stock"), and one (1) share of preferred stock, $.001 par value per share ("Preferred Stock"), which preferred share (the "Preferred Share") shall be designated Series A Preferred Stock, par value $.001 per share (the "Series A Preferred Stock").


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            (b) Common Stock. The following provisions shall relate to the
      Corporation's shares of Common Stock.

                  (i) Voting Rights. Except as set forth herein or as otherwise required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder.

                  (ii) Dividends and Other Distributions. The Board of Directors of the Corporation may cause dividends to be paid to holders of shares of Common Stock out of funds legally available for the payment of dividends, except that if the Effective Time (as defined below) occurs, no dividend may be issued to holders of Common Stock during the Effective Time. Any dividend or distribution on the Common Stock shall be payable on shares of all Common Stock share and share alike.

                  (iii) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to share ratably, share and share alike, in the remaining net assets of the Corporation.

            (c) Series A Preferred Stock. Except as provided herein or as required by law, the holder of the Preferred Share shall be entitled to no rights or privileges with respect to the Corporation.

                  (i) Voting Rights. During the period commencing on the date the United States Bankruptcy Court for the District of Delaware entered an order dismissing the Corporation's Chapter 11 bankruptcy case (case no. 01-1660) and ending on November 30, 2001 (the "Effective Time"), the holder of the Preferred Share shall be entitled to vote on any matter that holders of the Common Stock shall vote. In addition, during the Effective Time the holder of the Preferred Share shall have (A) the sole right (1) to elect one member of the Board of Directors of the Corporation (the "Preferred Director"), (2) to remove and replace such Preferred Director, at any time and from time to time, with or without cause, and (3) to fill any vacancy created by the death or resignation of the Preferred Director; and (B) the right to vote, separately as a class, upon (1) any proposed amendment to this Amended and Restated Certificate of Incorporation and
      (2) any proposed amendment to the Corporation's Bylaws submitted to the stockholders of the Corporation for approval. Except as otherwise expressly provided in Article V and Article VI, and except, during the Effective Time, the holder of the Preferred Share shall not have the right to vote on any matters (including the separate election, removal and replacement of a Preferred Director) whatsoever, whether together with the holders of the Common Stock or as a separate class.

                  (ii) Dividends and other Distributions. The holder of the Preferred Share shall not be entitled to any dividend or distribution.


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                  (iii) Liquidation. Upon the voluntary or involuntary
      liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the registered holder(s) of the Preferred Share, if then outstanding, shall be entitled to receive out of the net assets of the Corporation, before any payment or distribution shall be made on the Common Shares, cash or other property having a fair market value or some combination thereof in an amount equal to $10.00. The Preferred Share shall not be entitled to any other distribution whatsoever in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                  (iv) Redemption. The Preferred Share shall automatically be redeemed on November 30, 2001 for $10.00, at which time it shall cease to be outstanding and the holder thereof shall deliver the certificate evidencing the same to the Corporation marked "cancelled."

                                    ARTICLE V
                        Voting Requirements For Amendment

            During the period beginning on the date the Corporation's Amended and Restated Certificate of Incorporation becomes effective and ending on November 30, 2001, any action to alter, amend, repeal or modify any provision contained in this Amended and Restated Certificate of Incorporation shall be null and void unless approved by (a) a simple majority of the then issued and outstanding shares of Common Stock and (b) the holder of the Preferred Share.

                                   ARTICLE VI
                                     Bylaws

            The Corporation's Board of Directors is expressly authorized to alter, amend, repeal or adopt the Bylaws of the Corporation; provided, that during the period beginning on the date the Corporation's Amended and Restated Certificate of Incorporation becomes effective and ending on November 30, 2001, any action to alter, amend, repeal or adopt the Bylaws of the Corporation shall be null and void unless approved by (i) a simple majority of the Board of Directors and (ii) the Preferred Director.

      THIRD: This Certificate of Amendment to Amended and Restated Certificate of Incorporation has been duly approved and adopted by the Board of Directors and stockholders of this Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware and in accordance with the terms and conditions of the Corporation's Amended and Restated Certificate of Incorporation.


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      IN WITNESS WHEREOF, this Certificate of Amendment to Amended and Restated
Certificate of Incorporation has been signed by an authorized officer of this Corporation on this 5th day of November, 2001.

                                        CMI INDUSTRIES, INC.



                                        By: /s/ JAMES A. OVENDEN
                                            ------------------------------------
                                            Name:  James A. Ovenden
                                            Title: Executive Vice President


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